For Immediate Release
Date: December 5, 2007

Contacts:	J. Williar Dunlaevy Chairman & Chief Executive Officer	Stephen M. Conley Chief Financial Officer & SVP

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Bancorp, Inc. Declares Quarterly Cash Dividend of $0.04 per Common Share and
Announces a 5% Stock Repurchase Program
PITTSFIELD, MASSACHUSETTS (December 5, 2007): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today announced that its Board of Directors has declared a cash dividend of $0.04 per common share. The dividend will be paid on January 2, 2008, to stockholders of record as of December 20, 2007.
The Company also announced today that in anticipation of completing in the near future its second stock repurchase program announced on August 22, 2007, its Board of Directors authorized a stock repurchase program (the “Stock Repurchase Program”) for the purchase of up to 462,048 shares of the Company’s common stock or approximately 5% of its outstanding common stock. Any repurchases under the Stock Repurchase Program will be made through open market purchase transactions or privately negotiated transactions from time to time. The amount and exact timing of any repurchases will depend on market conditions and other factors, and it is intended that the Stock Repurchase Program will complete all repurchases within twelve months after its commencement. There is no assurance that the Company will repurchase shares during any period.
Legacy Banks is headquartered in Pittsfield. It employs 179 people and has eleven offices throughout Berkshire County in Great Barrington, Lee, Lenox, North Adams, Otis and Pittsfield, as well as a Loan Production Office in Colonie, New York. On July 25, 2007 Legacy announced that it had entered into a definitive agreement with First Niagara Bank to purchase five branch offices in the New York towns of Whitehall, Middleburgh, East Durham, Greeneville, and Windham. The branch acquisition is scheduled to be completed on December 7, 2007. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.

FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.